FOR IMMEDIATE RELEASE	New York, NY (February 26, 2010)

INTERPUBLIC ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2009 RESULTS

•	Global economic downturn impacted top line revenue, leading to 8.2% organic revenue decrease for the fourth quarter of 2009 and 10.8% organic decrease for full year 2009
•	Organic decrease in operating expenses, excluding incremental severance, was 8.0% for the fourth quarter of 2009 and 9.6% for full year 2009
•	Operating income was $268.0 million for the fourth quarter of 2009 and $341.3 million for full year 2009
•	Cash flow from operations was $739.4 million for the fourth quarter of 2009 and $540.8 million for full year 2009

Summary

•	Revenue
o	Fourth quarter 2009 revenue of $1.80 billion, compared to $1.90 billion in the fourth quarter of 2008, with an organic revenue decrease of 8.2% compared to the prior period.
o	Full year 2009 revenue of $6.03 billion, compared to $6.96 billion in 2008, with an organic revenue decrease of 10.8% compared to the prior period.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

•	Operating Results
o
Operating income in the fourth quarter of 2009 was $268.0 million, compared to operating income of $330.6 million in 2008.  For the full year 2009, operating income was $341.3 million, compared to operating income of $589.7 million in 2008.

o
Severance charges recorded in the fourth quarter of 2009 were $70.6 million, compared to $48.4 million in 2008.  For the full year 2009, severance charges recorded were $165.5 million, compared to $88.3 million in 2008.

o
Operating margin was 14.9% and 5.7% for the three and twelve months ended December 31, 2009, respectively, compared to 17.4% and 8.5% for the three and twelve months ended December 31, 2008, respectively.

o
Cash flow from operations for the fourth quarter of 2009 was $739.4 million, compared to $719.0 million in 2008. For the full year 2009, cash flow from operations was $540.8 million, compared to $865.3 million in 2008.

•	Net Results
o
Fourth quarter 2009 net income attributable to IPG was $136.4 million and net income available to IPG common stockholders was $129.4 million, or $0.27 per basic and $0.24 per diluted share.  This compares to net income attributable to IPG a year ago of $217.0 million and net income available to IPG common stockholders of $209.8 million, or $0.45 per basic and $0.39 per diluted share.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

o
Full year 2009 net income attributable to IPG was $121.3 million and net income available to IPG common stockholders was $93.6 million, or $0.20 per basic and $0.19 per diluted share.  This compares to net income attributable to IPG a year ago of $295.0 million and net income available to IPG common stockholders of $265.2 million, or $0.57 per basic and $0.52 per diluted share.

“Our 2009 results reflect the impact the recession had on revenue, but also the strong focus on cost discipline brought to bear by our management teams across the organization.  Looking forward, economic conditions appear to have stabilized, clients are beginning to re-focus on their brands and the tone of the business is one of cautious optimism,” said Michael I. Roth, Interpublic’s Chairman and CEO.  “As important, last year our agencies received a degree of industry recognition and honors, across all marketing disciplines, that is unprecedented for our company.  The strength of our professional offerings positions us to grow in step with a broader economic recovery.  Our combination of contemporary, competitive agencies and highly disciplined financial management will be key in driving significantly improved profitability in 2010 and long-term success for IPG.”

Operating Results

Revenue
Revenue of $1.80 billion in the fourth quarter of 2009 was down 5.3% compared with the same period in 2008. During the quarter, the effect of foreign currency translation was positive 2.9% and the resulting organic decrease in revenue was 8.2%.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

For the full year 2009, revenue was $6.03 billion, down 13.4% compared to 2008. During the full year 2009, the effect of foreign currency translation was negative 3.6%, the impact of net acquisitions was positive 1.0% and the resulting organic decrease in revenue was 10.8%.

Operating Expenses
During the fourth quarter of 2009, salaries and related expenses were $1.05 billion, down 2.6% compared to the same period in 2008. After adjusting for currency effects, salaries and related expenses decreased 6.3% organically. For the full year 2009, salaries and related expenses decreased 8.8% to $3.96 billion. After adjusting for currency effects and the effect of net acquisitions, salaries and related expenses decreased 6.4% organically. Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, increased to 58.4% in the fourth quarter of 2009 from 56.8% in the fourth quarter of 2008, and to 65.7% for the full year 2009 from 62.4% for the comparable prior-year period.

Over the past five quarters, the company incurred $213.9 million of severance expense related to the separation of approximately 6,400 employees, or 14% of its workforce.

During the fourth quarter of 2009, office and general expenses were $475.1 million, down 1.9% compared to the same period in 2008.  After adjusting for currency effects, office and general expenses decreased 7.0% organically.  For the full year 2009, office and general expenses were $1.72 billion, down 14.5%

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

compared to the same period in 2008.  After adjusting for currency effects and the effect of net acquisitions, office and general expenses decreased 11.8% organically.

Non-Operating Results and Tax
Net cash interest expense increased $1.4 million, or 5.6%, in the fourth quarter of 2009 compared to the same period in 2008.  For the full year 2009, net cash interest expense increased $11.0 million, or 11.9% compared to the same period in 2008.

Other income, net was $29.1 million and $11.7 million for the three and twelve months ended December 31, 2009, respectively.  Other income in the fourth quarter included a gain on the sale of an investment and income due to the settlement and expiration of certain liabilities related to vendor discounts and credits.

The income tax provision in the fourth quarter of 2009 was $108.1 million on income before income taxes of $266.2 million, compared to a provision of $65.7 million on income before income taxes of $297.4 million in the same period in 2008.  The income tax provision for the full year 2009 was $90.1 million on income before income taxes of $232.4 million, compared to a provision of $156.6 million on income before income taxes of $471.5 million in the same period in 2008. The effective tax rate for the fourth quarter of 2009 was 40.6%, compared to 22.1% for the same period a year ago. The effective tax rate for the full year 2009 was 38.8%, compared to 33.2% for the same period a year ago.

Balance Sheet

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

At December 31, 2009, cash, cash equivalents and marketable securities totaled $2.51 billion, compared to $2.27 billion at the end of 2008 and $1.77 billion at the end of the third quarter of 2009.  Total debt of $1.95 billion as of December 31, 2009 decreased from $2.12 billion as of December 31, 2008, primarily due to the net repurchases of our debt.

For more information concerning the company’s financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick.  Leading domestic brands include Campbell-Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe & Partners Company; Hill Holliday; ID Media; Mullen; The Martin Agency and R/GA.  For more information, please visit www.interpublic.com.

# # #
Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements.  Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
FOURTH QUARTER REPORT 2009 AND 2008
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Three Months Ended December 31,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$909.7	$982.5	(7.4)%
International	891.5	919.3	(3.0)%
Total Revenue	1,801.2	1,901.8	(5.3)%

Operating Expenses:
Salaries and Related Expenses	1,052.8	1,081.1	2.6%
Office and General Expenses	475.1	484.2	1.9%
Restructuring and Other Reorganization-Related Charges	5.3	5.9	N/A
Total Operating Expenses	1,533.2	1,571.2	2.4%

Operating Income	268.0	330.6	(18.9)%
Operating Margin %	14.9%	17.4%

Expenses and Other Income:
Interest Expense	(37.9)	(48.0)
Interest Income	7.0	15.6
Other Income (Expense), Net	29.1	(0.8)
Total (Expenses) and Other Income	(1.8)	(33.2)

Income before Income Taxes	266.2	297.4
Provision for Income Taxes	108.1	65.7
Income of Consolidated Companies	158.1	231.7
Equity in Net Income of Unconsolidated Affiliates	1.6	1.0
Net Income	159.7	232.7
Net Income Attributable to Noncontrolling Interests 1	(23.3)	(15.7)
Net Income Attributable to IPG 1	136.4	217.0
Dividends on Preferred Stock	(6.9)	(6.9)
Allocation to Participating Securities	(0.1)	(0.3)
Net Income Available to IPG Common Stockholders 1	$129.4	$209.8

Earnings Per Share Available to IPG Common Stockholders – Basic	$0.27	$0.45
Diluted	$0.24	$0.39
Weighted-Average Number of Common Shares Outstanding – Basic	471.0	463.4
Diluted	568.4	562.7

1              Effective January 1, 2009, we adopted authoritative guidance related to noncontrolling interests.  Prior year amounts have been reclassified to conform to current period presentation.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF EARNINGS
ANNUAL REPORT 2009 AND 2008
(Amounts in Millions except Per Share Data)
(UNAUDITED)

	Twelve Months Ended December 31,
	2009	2008	Fav. (Unfav.) % Variance
Revenue:
United States	$3,372.3	$3,786.3	(10.9)%
International	2,655.3	3,176.4	(16.4)%
Total Revenue	6,027.6	6,962.7	(13.4)%

Operating Expenses:
Salaries and Related Expenses	3,961.2	4,342.6	8.8%
Office and General Expenses	1,720.5	2,013.3	14.5%
Restructuring and Other Reorganization-Related Charges	4.6	17.1	N/A
Total Operating Expenses	5,686.3	6,373.0	10.8%

Operating Income	341.3	589.7	(42.1)%
Operating Margin %	5.7%	8.5%

Expenses and Other Income:
Interest Expense	(155.6)	(211.9)
Interest Income	35.0	90.6
Other Income, Net	11.7	3.1
Total (Expenses) and Other Income	(108.9)	(118.2)

Income before Income Taxes	232.4	471.5
Provision for Income Taxes	90.1	156.6
Income of Consolidated Companies	142.3	314.9
Equity in Net Income of Unconsolidated Affiliates	1.1	3.1
Net Income	143.4	318.0
Net Income Attributable to Noncontrolling Interests 1	(22.1)	(23.0)
Net Income Attributable to IPG 1	121.3	295.0
Dividends on Preferred Stock	(27.6)	(27.6)
Allocation to Participating Securities	(0.1)	(2.2)
Net Income Available to IPG Common Stockholders 1	$93.6	$265.2

Earnings Per Share Available to IPG Common Stockholders – Basic	$0.20	$0.57
Diluted	$0.19	$0.52
Weighted-Average Number of Common Shares Outstanding – Basic	468.2	461.5
Diluted	508.1	518.3

1              Effective January 1, 2009, we adopted authoritative guidance related to noncontrolling interests.  Prior year amounts have been reclassified to conform to current period presentation.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201 fax